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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE                             Contact: Douglas G. Voss
                                                           President and CEO
                                                           Phone: 307-432-7000


GREAT LAKES AVIATION ANNOUNCES NEW THREE YEAR CODE-SHARE
AGREEMENT WITH UNITED AIRLINES ALLOWING MULTIPLE CODE-SHARE
RELATIONSHIPS

Cheyenne, Wyoming -- February 7, 2001 -- Great Lakes Aviation, Ltd (NASDAQ:GLUX) today announced that it has reached an agreement with United Airlines to change the current relationship from a United Express carrier to a code-sharing partnership.

Effective May 1, 2001, Great Lakes' United Express flights serving communities where Great Lakes provides the only service to Chicago-O'Hare or Denver International Airports will be re-branded to operate under its own independent identity "Great Lakes Airlines", and will carry "UA*" flight numbers in connecting passenger itineraries that include United/United Express flights.

At the same time, Great Lakes will be free to negotiate similar code-sharing relationships with other airlines. Great Lakes is currently in discussions with Frontier Airlines regarding such an agreement at its Denver hub.

Great Lakes is the sole provider of scheduled passenger air service at 34 of the airports it currently serves. This new code-sharing agreement will allow these communities to continue to receive access to the national transportation system and enjoy the benefits from United Airlines' broad product line. These include coordinated connecting schedules, a complete selection of business and leisure through fares, and United's Mileage Plus frequent flyer awards for both connecting and local flights to and from the United Hubs.

With the potential addition of a Frontier code-share agreement at these communities, even greater travel options will be made available to citizens of and visitors to these locations. The new agreement with United Airlines will also allow Great Lakes to price and manage local air fares to the hub locations with more creativity, making air travel more affordable for a greater number of customers.

"Great Lakes believes that this new partnership will provide a much needed improvement in the selection of travel options at the smaller communities it serves", said Douglas G Voss, president and CEO of Great Lakes Aviation. "In recent years, providing small community air service has not been a profitable venture and we believe this agreement will bring new life to that segment of our business", he added.

As a part of this new agreement with United Airlines, beginning May 1, 2001 Great Lakes will assume the air service role at Casper and Cody in Wyoming and at Amarillo, Texas. Air Wisconsin has been the primary United Express carrier in these three Denver markets with Great Lakes


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providing complementary flights. For the period May 1 through December 13,
2001 Great Lakes will operate all flights between Denver and both Gunnison and Hayden/Steamboat Springs in Colorado.

On May 1, 2001 Air Wisconsin will take over the United Express service from United's Chicago- O'Hare hub to Lansing and Traverse City in Michigan and to Springfield, Illinois. Great Lakes will continue to operate flights between Springfield and Chicago's Meigs Field under its own marketing identity. In addition, Great Lakes will continue to schedule one round trip between Springfield and O'Hare under the new code-sharing agreement with United.

Additional information regarding Great Lakes Aviation is available on its web site which may be accessed at www.greatlakesav.com.